As filed with the Securities and Exchange Commission on February 17, 2004

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GLOBETEL COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	88-0292161
(State or other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification Number)

444 Brickell Avenue

Suite 522

Miami, FL	33131
(Address of Principal Executive Offices)	(Zip Code)

GlobeTel Communications Corp. 2003 Employee Benefit Plan

(Full Title of the Plan)

Timothy M. Huff	Copies of all communications to:
Chief Executive Officer	Dennis J. Olle, Esq.
444 Brickell Avenue, Suite 522	Adorno & Yoss, P.A.
Miami, FL 33131	2601 S. Bayshore Drive, Suite 1600
(305) 579-9922	Miami, FL 33133
(Name, Address and Telephone Number, Including	(305) 858-5555
Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)

Common Stock, par value $.00001	9,100,000	$0.153	$1,392,300	$176.40

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares of GlobeTel Communications Corp. common stock that may be issued to adjust the numbers of shares issued pursuant to the plan described herein as the result of any future stock splits, stock dividends, or other adjustment provisions of GlobeTel’s outstanding common stock.
(2)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating amount of the registration fee; computed, pursuant to Rule 457(c) and (h), upon the basis of the average of the high and low prices of the Common Stock as quoted on the Over the Counter Bulletin Board on February 13, 2004.
(3)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering amount by 0.00012670.

EXPLANATORY NOTE

GlobeTel Communications Corp. is filing this registration statement on Form S-8 to register 9,100,000 shares of our common stock which were authorized for issuance pursuant to certain corporate actions creating a plan to pay certain of our officers in lieu of salary and to pay certain of our individual lenders. The terms of this plan are set forth in corporate resolutions dated September 26, 2003 and February 9, 2004, along with the form of stock option agreement attached thereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference

The following documents are hereby incorporated by reference into this registration statement:

(a) GlobeTel’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as filed with the Commission.

(b) GlobeTel’s Quarterly Report on Form 10-QSB for the quarters ended, March 31, 2003, June 30, 2003, and September 30, 2003, as filed with the Commission.

(c) The description of GlobeTel’s common stock, which is contained in GlobeTel’s definitive Proxy Statement on Schedule 14A filed with the Commission on June 21, 2002.

In addition, all documents subsequently filed by GlobeTel pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment hereto indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filings of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.	Exhibits

Exhibit No.	Description

5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company, CPA’s, P.A.

99.1	The plan as set forth in corporate resolutions of the Company dated September 26, 2003, along with attached form of stock option agreement, is incorporated herein by reference to Exhibit 99.1 to the Company’s Form S-8 filed with the Commission on January 8, 2004.

99.2	Corporate resolutions of the Company dated February 9, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 13th day of February, 2004.

GLOBETEL COMMUNICATIONS CORP. (Registrant)

By:	/s/ Timothy M. Huff

Timothy M. Huff
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy M. Huff his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Timothy M. Huff Timothy M. Huff	Chief Executive Officer and Director	February 13, 2004

/s/ Thomas Y. Jimenez Thomas Y. Jimenez	Chief Financial Officer	February 13, 2004

/s/ Jerrold R. Hinton Jerrold R. Hinton	Director	February 13, 2004

/s/ Przemyslaw L. Kostro Przemyslaw L. Kostro	Director	February 13, 2004

/s/ Mitchell A. Siegel Mitchell A. Siegel	Director	February 13, 2004

/s/ Leigh A. Coleman Leigh A. Coleman	Director	February 13, 2004

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Adorno & Yoss, P.A.

23.1	Consent of Dohan and Company, CPA’s, P.A.

99.1	The plan as set forth in corporate resolutions of the Company dated September 26, 2003, along with attached form of stock option agreement, is incorporated herein by reference to Exhibit 99.1 to the Company’s Form S-8 filed with the Commission on January 8, 2004.

99.2	Corporate resolutions of the Company dated February 9, 2004.

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